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EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE

                                                    FISCAL YEAR ENDED DECEMBER 31

       BASIC AND FULLY DILUTED*                 1998               1997             1996
       ------------------------                 ----               ----             ----

       Net Loss                            $(113,000)         $(602,000)        $(68,000)

       Average Shares Outstanding          1,265,000          1,051,329                1

       Net Loss Per Share                     $(0.09)            $(0.57)              --

*      Based on the net loss for the periods, there was no dilutive effect.